Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:
Heide Erickson
Capella Education Company
612.977.5172
Heide.Erickson@capella.edu

Media Contact:
Mike Buttry
Capella Education Company
612.977.5499
Mike.Buttry@capella.edu

Capella Education Company names CEOs of CareerBuilder and MyBuys to its board of directors

MINNEAPOLIS, October 23, 2014 -- Capella Education Company (NASDAQ: CPLA), a provider of online post-secondary education through its wholly owned subsidiary Capella University, has announced that Matthew Ferguson, CEO of CareerBuilder, and Rita Brogley, CEO of MyBuys, Inc. will join its board of directors.

“Capella Education Company is honored to have Matthew Ferguson and Rita Brogley join our board of directors. As we work to push the leading edge in meeting the needs of employers and continue providing high quality education to our learners, Matthew and Rita will bring us invaluable skill sets. Matthew provides critical insights into the needs of employers, Rita has a deep background in marketing analytics, and both bring the experience of leading growing, innovative organizations. They’ll add significantly to the richness of experience and expertise on our board, and share our board’s deep passion for education,” said Kevin Gilligan, chairman and chief executive officer of Capella Education Company.

As CEO of CareerBuilder, Ferguson heads the global leader in human capital solutions, helping companies target and attract employees. Under Ferguson’s stewardship, CareerBuilder has evolved from operating the largest job board in the nation to a company that offers everything from labor market intelligence to talent management software and other recruitment solutions. Ferguson has expanded CareerBuilder’s international footprint to more than 60 markets today, and recently co-authored The Talent Equation.

Brogley is CEO of MyBuys, a marketing technology company that is a leader in consumer analytics and personalization solutions for online commerce. MyBuys manages 250 million unique consumer profiles for more than 400 leading retailers and brands and is headquartered in Silicon Valley. Over the last 15 years, Brogley has been CEO of three different technology companies and brings deep experience in marketing, strategy and business development, along with extensive board experience.

About Capella Education Company
Founded in 1991, Capella Education Company is a leader in online education, primarily through our wholly owned subsidiary Capella University (http://www.capella.edu), a regionally accredited* online university with approximately 36,000 learners as of June 30, 2014. In addition, Capella Education Company offers online education through Resource Development International Ltd. (RDI) (http://www.rdi.co.uk), an independent provider of United Kingdom (UK) university distance learning qualifications. Capella Education Company also owns an innovative startup company called Sophia (http://www.sophia.org) - a social teaching and learning platform that integrates education with technology.

*Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), http://www.capella.edu.

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